EXHIBIT 10
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                     CONVERSION, TENDER AND VOTING AGREEMENT

          THIS CONVERSION, TENDER AND VOTING AGREEMENT (this "Agreement"), dated as of January 20, 2007, is made and entered into by and among QinetiQ North America Operations, LLC, a Delaware limited liability company ("Parent"), Apollo Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub", and together with Parent, the "Buyer Parties"), Analex Corporation, a Delaware corporation (the "Company"), and the persons listed on
Schedule I hereto (collectively, the "Security Holders").

         WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the "Merger Agreement"), pursuant to which (a) Merger Sub will make a cash tender offer for all of the outstanding shares of the Company's common stock, par value $0.02 per share (the "Common Stock"), subject to the terms and conditions of the Merger Agreement (such offer as it may be amended from time to time as permitted under the Merger Agreement, the "Offer"), and (b) Merger Sub will be merged with and into the Company (the "Merger");

         WHEREAS, in connection with the Offer and the Merger, and subject to the terms and conditions of this Agreement, each Security Holder has irrevocably agreed to (i) convert, effective as of the Expiration Date, (A) each such Security Holder's convertible secured subordinated promissory notes issued by the Company on December 9, 2003 ("Series A Notes" and collectively with the Series A Preferred and Series B Preferred, the "Convertible Instruments") into shares of Series A Preferred and (B) each such Security Holder's Series A Preferred and Series B Preferred (including any Series A Preferred issued upon conversion of the Series A Notes) of the Company into shares of Common Stock,
(ii) tender such Common Stock (including any Common Stock acquired upon conversion or exercise, as applicable, of the Convertible Instruments) in response to the Offer, and (iii) vote such Convertible Instruments and/or Common Stock, as applicable, in favor of the Merger and against any Acquisition Proposal;

         WHEREAS, in connection with the Offer and the Merger, and subject to the terms and conditions of this Agreement, each Security Holder has agreed to convert for cash each such Security Holder's Series A Common Stock Warrants ("Series A Warrants") and Series B Common Stock Warrants ("Series B Warrants"), as described in Section 5.2(b)(ii) of the Company Disclosure Schedule (collectively, the "Company Warrants");

         WHEREAS, as an inducement to Buyer Parties to enter into the Merger Agreement and incur the obligations set forth therein, Buyer Parties require each Security Holder to enter into this Agreement, and each Security Holder desires to enter into this Agreement; and

         WHEREAS, capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
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          ARTICLE I: CONVERSION OR EXERCISE OF CONVERTIBLE INSTRUMENTS


                  SECTION 1.

         (a) CONVERSION OF SERIES A PREFERRED STOCK. Subject to Section 1(e), each Security Holder that holds Series A Preferred hereby irrevocably elects, consents and agrees (i) to convert each share of Series A Preferred that it holds into shares of Common Stock pursuant to and in accordance with Section 5(b)(ii) of the Certificate of Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock (the "Series A Certificate"), effective as of the Expiration Date, provided, that on such Expiration Date Merger Sub accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer (together with the additional conversion of Series A Preferred Stock contemplated by Section 1(c) below, the "Series A Conversion") and (ii) that, pursuant to Section 4(d) of the Series A Certificate, the transactions contemplated by the Merger Agreement (including the Offer and the Merger) shall not be treated as a liquidation, dissolution or winding up within the meaning of
Section 4 of the Series A Certificate. The number of shares of Common Stock issuable upon the Series A Conversion to each holder of Series A Preferred Stock on the date hereof is set forth next to each such holder's name on Schedule I hereto. In accordance with Section 5(b)(ii) of the Series A Certificate, the Company agrees to pay the holders of Series A Preferred the accrued and unpaid dividends through the date of conversion, if any, on the Series A Preferred in cash on the Expiration Date. The Company and the holders of the Series A Preferred hereby agree that this Agreement shall be deemed an effective Notice of Conversion (as defined in the Series A Certificate) and the delivery of Certificates (as defined below) representing the Series A Preferred to the Company concurrently with the execution and delivery of this Agreement shall be deemed to satisfy any and all obligations of the holders thereof under Section 5(c) of the Series A Certificate with respect to such conversion, and no further action on the part of the holders thereof shall be required. Each of the Company and the holders of the Series A Preferred hereby waive any and all provisions of the Series A Certificate regarding the requirements and mechanics of such conversion, including without limitation, the holders' of Series A Preferred right to receive notice and the requirement of the Company to deliver certificates representing the shares of Common Stock issuable upon conversion thereof, and instead shall only be entitled to receive the Offer Price per share of Common Stock. Each holder of Series A Preferred acknowledges and agrees that the Company may, but is not required to, issue certificates representing shares of Common Stock issuable upon the Series A Conversion, and if the Company determines not to issue such certificates, the certificates representing the Series A Preferred shall represent shares of Common Stock after the conversion for all purposes, including the Offer and the Merger. Subject to Section 1(e) hereof, the Company shall determine the exact time of day on the Expiration Date in which such conversion shall be effective.

         (b) CONVERSION OF SERIES B PREFERRED STOCK. Subject to Section 1(e), each Security Holder that holds Series B Preferred hereby irrevocably elects, consents and agrees (i) to convert each share of Series B Preferred that it holds into shares of Common Stock pursuant to and in accordance with Section 5(b)(ii) of the Certificate of Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock (the "Series B Certificate"), effective as of the Expiration Date, provided, that on such Expiration Date Merger Sub accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer (the "Series B Conversion" and

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together with the Series A Conversion, the "Stock Conversion") and (ii) that, pursuant to Section 4(d) of the Series B Certificate, the transactions contemplated by the Merger Agreement (including the Offer and the Merger) shall not be treated as a liquidation, dissolution or winding up within the meaning of
Section 4 of the Series B Certificate. The number of shares of Common Stock issuable to each such holder of Series B Preferred upon the conversion described in the immediately preceding sentence is set forth next to each such holder's name on Schedule I hereto. In accordance with Section 5(b)(ii) of the Series B Certificate, the Company agrees to pay the holders of Series B Preferred the accrued and unpaid dividends through the date of conversion, if any, on the Series B Preferred in cash on the Expiration Date. The Company and the holders of the Series B Preferred Stock hereby agree that this Agreement shall be deemed an effective Notice of Conversion (as defined in the Series B Certificate) and the delivery of Certificates (as defined below) representing the Series B Preferred to the Company concurrently with the execution and delivery of this Agreement shall be deemed to satisfy any and all obligations of the holders thereof under Section 5(c) of the Series B Certificate with respect to such conversion, and no further action on the part of the holders thereof shall be required. Each of the Company and the holders of the Series B Preferred hereby waive any and all provisions of the Series B Certificate regarding the requirements and mechanics of such conversion, including without limitation, the holders' of Series B Preferred right to receive notice and the requirement of the Company to deliver of certificates representing the shares of Common Stock issuable upon conversion thereof, and instead shall only be entitled to receive the Offer Price per share of Common Stock. Each holder of Series B Preferred acknowledges and agrees that the Company may, but is not required to, issue certificates representing shares of Common Stock issuable upon the Series B Conversion, and if the Company determines not to issue such certificates, the certificates representing the Series B Preferred shall represent shares of Common Stock after the conversion for all purposes, including the Offer and the Merger. Subject to Section 1(e) hereof, the Company shall determine the exact time of day on the Expiration Date in which such conversion shall be effective.

         (c) CONVERSION OF SERIES A NOTES. Subject to Section 1(e), each Security Holder that holds a Series A Note hereby irrevocably elects, consents and agrees to convert each Series A Note (including all accrued but unpaid interest on such notes) that it holds into shares of Series A Preferred pursuant to and in accordance with Section 1.3 of the Series A Note, effective as of the Expiration Date (the "Note Conversion"). The Security Holder hereby agrees that
(i) the Company will be deemed to have offered to prepay the applicable Series A Note pursuant to Section 1.3 of the Series A Note, (ii) each Security Holder that holds a Series A Note hereby elects to be prepaid by conversion pursuant to clause (ii) of Section 1.3(a) of the Series A Note whereby each such holder's Series A Note will be converted into Series A Preferred Stock in accordance with
Section 1.3 of the Series A Note, and (iii) each Security Holder that holds a Series A Note hereby waives any and all provisions of the Series A Notes regarding the requirements and mechanics of such conversion, including without limitation, the right to receive notice, the condition precedent that there shall be in effect a registration statement filed with the Securities and Exchange Commission with respect to the underlying shares, and the requirement of the Company to deliver certificates representing the shares of Series A Preferred issuable upon conversion thereof. In accordance with Section 3 of each the Series A Note, the Company will pay to each holder cash in lieu of fractional shares that such holder of Series A Notes would otherwise be entitled to receive upon the Note Conversion. Each holder of Series A Notes acknowledges and agrees that the Company may, but is not required to, issue certificates

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representing shares of Series A Preferred issuable upon the Note Conversion, and if the Company determines not to issue such certificates, the certificates representing the Series A Note shall represent shares of Series A Preferred after the Note Conversion for all purposes. Each holder of a Series A Note hereby irrevocably elects, consents and agrees to contemporaneously convert the Series A Preferred it receives in the Note Conversion in accordance with Section 1(a) above. The Company and each holder of a Series A Note agrees that the conversion of Series A Preferred shall be on the same terms and conditions as set forth in Section 1(a) with the same force and effect as if each holder of a Series A Note was a holder of Series A Preferred share as of the date hereof. Subject to Section 1(e) hereof, the Company shall determine the exact time of day on the Expiration Date in which both such conversions shall be effective. Effective immediately upon the receipt by each Security Holder that holds a Series A Note of the Offer Price for each share of Common Stock tendered pursuant to this Agreement, all pledges, guarantees, security interests, liens and other encumbrances related to the Series A Notes or arising out of any agreement entered into in connection with the issuance of the Series A Notes granted to each Security Holder that holds a Series A Note shall automatically be deemed to be terminated and released. Each Security Holder that holds a Series A Note will promptly execute and deliver to the Company (or its legal counsel) any such lien releases, mortgage releases, discharges of security interests (including in respect of intellectual property), pledges and guarantees and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary to release, as of record, the security interests and all notices of security interests and liens previously filed by each Security Holder that holds a Series A Note with respect to the Series A Notes or any agreement entered into in connection with the issuance of the Series A Notes, provided, however, that such releases shall be filed and become effective only following the receipt by each Security Holder that holds a Series A Note of the Offer Price for each share of Common Stock tendered pursuant to this Agreement. Upon the receipt by each Security Holder that holds a Series A Note of the Offer Price for each share tendered pursuant to this Agreement, (1) each Security Holder that holds a Series A Note hereby authorizes the Company
(or its legal counsel) to prepare and file all such UCC and other termination statements and related filings as may be necessary to effectuate the provisions of this Section 1(c), (2) each Security Holder that holds a Series A Note shall deliver to the Company (or its legal counsel) all instruments evidencing pledged debt, and (3) to the extent recordation of any applicable discharge or release document cannot be done by the Company (or its legal counsel), each Security Holder that holds a Series A Note, if requested to do so in writing by the Company, will promptly record such discharge or release document in the appropriate jurisdiction.

         (d) CONVERSION OF COMPANY WARRANTS. Subject to Section 1(e) hereof, each Security Holder shall convert for cash all of such Security Holder's Company Warrants, and shall be entitled to receive cash payments with respect to such Company Warrants from the Company as of the Effective Time, on the terms and conditions set forth in Section 4.4(e) of the Merger Agreement (the "Warrant Conversion"), provided however, that if the exercise price per share of any such Company Warrant is equal to or greater than the Offer Price (as defined in the Merger Agreement), such Company Warrant shall be canceled without any cash payment being made in respect thereof. Each of the Company and the holders of the Company Warrants hereby waive any and all provisions of the Company Warrants regarding the requirements and mechanics of the exercise of such warrants, including without limitation, the holders' of Company Warrants right to receive notice and the requirement of the Company to deliver certificates representing

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the shares of Common Stock issuable upon exercise thereof, and instead shall only be entitled to receive the consideration with respect to such Company Warrants as set forth in Section 4.4(e) of the Merger Agreement.

         (e) STOCK CONVERSION, NOTE CONVERSION AND WARRANT CONVERSION. In addition to being subject to the other terms and conditions set forth in this Agreement, the Stock Conversion, Note Conversion and Warrant Conversion shall each be subject to the satisfaction or waiver of each of the conditions to the Offer set forth on Annex A to the Merger Agreement, other than the Minimum Condition, which shall not operate as a condition or otherwise apply to the Stock Conversion, Note Conversion or Warrant Conversion but which shall be otherwise satisfied in accordance with the terms of this Agreement.

                       ARTICLE II: TENDER OF COMMON STOCK

                  SECTION 2.

         (a) Each Security Holder hereby irrevocably instructs the Company to tender, on its behalf, the Common Stock beneficially owned by such holder into the Offer immediately upon the conversions contemplated in Article I and not to withdraw, or cause to be withdrawn, from the Offer such Common Stock at any time, except in accordance with the Merger Agreement. Each Security Holder shall not tender (or agree to tender) the Common Stock or any Convertible Instrument into any exchange or tender offer commenced by a third party other than Parent or Merger Sub in accordance with the Merger Agreement.

         (b) Subject to each Security Holder's written consent to the content of the disclosure, which consent shall not be unreasonably withheld, each Security Holder hereby severally agrees to permit the Company and the Buyer Parties to publish and disclose in the Offer Documents (and any other press release or announcement that may be issued in accordance with the terms of the Merger Agreement) and, if approval of the stockholders of the Company is sought or given under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), such Security Holder's identity and intent with respect to the Convertible Instruments and the Common Stock and the nature of such Security Holder's commitments, arrangements, and understandings under this Agreement.

         (c) Each Security Holder hereby irrevocably constitutes and appoints the Company as its true and lawful agent and attorney-in-fact with the full power and authority to act on behalf of the Security Holder with respect to the matters set forth in Sections 2(c)(i) and 2(c)(ii) hereof. In furtherance thereof, each Security Holder shall, on the date hereof, deliver to the Company all certificates and notes, as applicable, in proper deliverable form (in accordance with Section 5(c) of the Series A Certificate, or 5(c) of the Series B Certificate, as applicable), representing all of such Security Holder's Convertible Instruments (the "Certificates"). The Certificates representing the Convertible Instruments are to be held by the Company as custodian for the account of the undersigned and are to be converted, exercised, tendered and voted by the Company in accordance with this Agreement. Each Security Holder agrees to deliver to the Company such additional documentation as the Company or its counsel may reasonably request to effectuate or confirm compliance with any of the provisions hereof, to be in form and

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substance reasonably satisfactory in all respects to the Company. The Company is hereby authorized and directed to:

                  (i) hold the Certificates deposited with the Company hereunder in its custody, and

                  (ii) on the Expiration Date (provided, that on such Expiration Date Merger Sub accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer) take all necessary action to (A) effect the Note and Stock Conversion pursuant to Article I hereof, (B) tender and not withdraw, or cause to be withdrawn from the Offer at any time (except in accordance with the Merger Agreement), all of the Security Holder's Common Stock in response to the Offer pursuant to this Article II (including the execution and delivery on behalf of such holder any letters of transmittal or similar documents necessary to confirm or effect the surrender of such holder's Common Stock in accordance with the terms of the Offer), and (C) vote such Security Holder's Convertible Instruments and/or Common Stock pursuant to Article III hereof.

         (d) The custody arrangement set forth in Section 2(c) and the Company's authority hereunder are irrevocable and are not subject to termination (except as set forth in Article VIII) by the Security Holder or by operation of law, whether by the dissolution or liquidation of any Security Holder or the occurrence of any other event.

                ARTICLE III: VOTING OF PREFERRED AND COMMON STOCK

                  SECTION 3.

         (a) At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, each with respect to the Contemplated Transactions (as defined below) or any Acquisition Proposal, each Security Holder (in such Security Holder's capacity as a stockholder of the Company) shall, or shall cause the holder of record on any applicable record date to, vote its shares of Series A Preferred, Series B Preferred and/or Common Stock, as applicable:

                  (i) in favor of the Merger and the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement (the "Contemplated Transactions"); and

                  (ii) against any action or agreement which would reasonably be expected to impede, interfere with or prevent the Merger, including, but not limited to, any Acquisition Proposal.

         (b) In the event that a meeting of the stockholders of the Company is held, each Security Holder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause its shares of Series A Preferred, Series B Preferred and/or Common Stock, as applicable, to be counted as present thereat for purposes of establishing a quorum.

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         (c) The Security Holder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

         (d) Subject to Section 2 of this Agreement, in furtherance of the agreements contained in Section 3(a) of this Agreement and as security for such agreements, each Security Holder hereby irrevocably appoints Parent and Merger Sub, or any nominee designated by Parent or Merger Sub, and each of them individually, as the sole, exclusive, true and lawful Proxy (the "Proxy") of such Security Holder, to vote each of such Security Holder's Series A Preferred, Series B Preferred, and/or Common Stock, as applicable, as the Proxy of such Security Holder, for and in the name, place and stead of such Security Holder, with full power of substitution and resubstitution, (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the Contemplated Transactions, (ii) against any action or agreement which would reasonably be expected to impede, interfere with or prevent the Merger, including, but not limited to, any Acquisition Proposal, and (iii) in the discretion of the Proxy, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of the Company held in connection with any of the foregoing. Each Security Holder hereby affirms and agrees that the irrevocable proxy set forth in this Section 3(d) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Security Holder under this Agreement. Each Security Holder hereby further affirms and agrees that the irrevocable proxy is coupled with an interest and, except as set forth in this
Section 3(d) or Section 3(e) of this Agreement, is intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. If for any reason the Proxy granted herein is not irrevocable, then such Security Holder agrees that it shall vote such Security Holder's Series A Preferred, Series B Preferred and/or Common Stock, as applicable, in accordance with this Section 3 as instructed by Parent in writing. Each Security Holder shall promptly deliver to Parent any proxy cards that such Security Holder receives with respect to the voting of its shares of Series A Preferred, Series B Preferred and/or Common Stock. Each Security Holder hereby represents that any proxies heretofore given in respect of such Security Holder's Series A Preferred, Series B Preferred and/or Common Stock, if any, are revocable, and hereby revokes such proxies.

         (e) The parties acknowledge and agree that nothing contained in this Agreement shall restrict, limit or prohibit any director who has been designated by a Security Holder to the board of directors of the Company from exercising (in his or her capacity as a director of the Company) his or her fiduciary duties as a director.

       ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF EACH SECURITY HOLDER

         SECTION 4. Each Security Holder hereby severally, and not jointly, represents and warrants (as to such Security Holder) as follows:

         (a) AUTHORITY. Such Security Holder has all necessary legal capacity, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Security Holder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Security Holder and, assuming the

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due authorization, execution, and delivery of this Agreement by the Company,
Parent, Merger Sub and each other Security Holder, this Agreement constitutes a legal, valid, and binding obligation of such Security Holder, enforceable against such Security Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium, or similar laws affecting the rights and remedies of creditors generally and by equitable principles of general application (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         (b) OWNERSHIP OF CONVERTIBLE INSTRUMENTS. Such Security Holder is the record and beneficial owner of, and has good title to, such Security Holder's Convertible Instruments listed beside such Security Holder's name on Schedule I attached hereto, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever other than those under (i) applicable securities laws, and (ii) that certain Co-Sale Agreement, dated as of May 22, 2004, by and among the Security Holders and the Company, and, other than Common Stock, such Security Holder does not own, of record or beneficially, any shares of capital stock of the Company or other instruments convertible into capital stock of the Company other than (i) the Security Holder's Convertible Instruments subject to this Agreement and (ii) the Company Warrants. Other than as set forth in that certain Amended and Restated Stockholders' Agreement, dated as of May 28, 2004, by among the Security Holders, the Company and certain other parties, each Security Holder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Security Holder's Convertible Instruments, with no material limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement.

         (c) CONSENTS AND APPROVALS; NO VIOLATION. (i) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by such Security Holder and the consummation by such Security Holder of the transactions contemplated by this Agreement, and
(ii) none of the execution and delivery of this Agreement by such Security Holder, the consummation by such Security Holder of the transactions contemplated by this Agreement or compliance by such Security Holder with any of the provisions of this Agreement shall (A) conflict with or result in any breach of any applicable documents to which such Security Holder is a party, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which such Security Holder is a party, or (C) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to such Security Holder, except in each case, where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair the ability of such Security Holder to consummate the transactions contemplated by this Agreement.

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         (d) NO FINDER'S FEES. Except as contemplated by the Merger Agreement, no broker, investment banker, financial advisor, or other person is entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Security Holder.

       ARTICLE V: REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         SECTION 5. Parent and Merger Sub hereby represent and warrant as of the date of this Agreement as follows:

         (a) ORGANIZATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Parent and Merger Sub have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub, and, assuming the due authorization, execution and delivery thereof by the Company and each of the Security Holders, constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

         (c) CONSENTS AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by the Merger Agreement do not (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by Parent or any of its Subsidiaries under, (v) result in a right of termination or acceleration under,
(vi) give rise to any obligation to make payments or provide compensation under,
(vii) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, or (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters, bylaws, partnership agreements, trust declarations, or other similar organizational instruments of Parent or any of its Subsidiaries, (B) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (C) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, except with respect to clauses (B) and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations,

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consents, approvals, violations, conflicts, breaches or defaults which would not prevent or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, including this Agreement.

            ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         SECTION 6. The Company hereby represents and warrants as of the date of this Agreement as follows:

         (a) ORGANIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Company and, assuming the due authorization, execution and delivery thereof by Parent, Merger Sub and each of the Security Holders, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

         (c) CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in the Merger Agreement, the execution and delivery of this Agreement by the Company does not (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by the Company or any of its Subsidiaries under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, or (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters or bylaws of the Company or any of its Subsidiaries, (B) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, Permit or license of any court or governmental authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than Required Statutory Approvals, or (C) any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, concession, contract, lease, partnership agreement, joint venture agreement or other agreement to which the Company or any of its Subsidiaries is now a party except, with respect to clauses (B) and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not prevent or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, including this Agreement, or would not reasonably be expected to have, a Material Adverse Effect.

                 ARTICLE VII: COVENANTS OF EACH SECURITY HOLDER

         SECTION 7. Each Security Holder severally covenants and agrees as follows:

         (a) RESTRICTION ON TRANSFER, PROXIES, AND NON-INTERFERENCE. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the earlier of (1) the Effective Time or (2) the termination of the Merger Agreement, such Security Holder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of, or enter into any contract, option, or other arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment, or other disposition of, any or all of such Security Holder's Convertible Instruments (and, upon conversion or exercise, as applicable, of such Convertible Instruments, any or all of such Security Holder's Common Stock), (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of such Security Holder's Convertible Instruments (and, upon conversion or exercise, as applicable, of such Convertible Instruments, any or all of such Security Holder's Common Stock) that could reasonably be expected to impede, interfere with or prevent the Merger, (iii) deposit any of such Security Holder's Convertible Instruments (and, upon conversion or exercise, as applicable, of such Convertible Instruments, any or all of such Security Holder's Common Stock) into a voting trust or enter into a voting agreement with respect to any of such Security Holder's Convertible Instruments (and, upon conversion or exercise, as applicable, of such Convertible Instruments, any or all of such Security Holder's Common Stock), or (iv) take any action that would make any representation or warranty of such Security Holder contained in this Agreement untrue or incorrect in any material respect or that would reasonably be expected to have the effect of preventing or disabling or delaying such Security Holder from performing such Security Holder's obligations under this Agreement.

          (b) STOP TRANSFER; CHANGES IN SUBJECT SHARES. Such Security Holder agrees with, and covenants to, the Company, Parent and Merger Sub that (i) this Agreement and the obligations hereunder shall attach to such Security Holder's Convertible Instruments (and, upon conversion or exercise, as applicable, of such Convertible Instruments, any or all of such Security Holder's Common Stock) and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, and (ii) such Security Holder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of such Security Holder's Convertible Instruments (and, upon conversion or exercise, as applicable, of such Convertible Instruments, any or all of such Security Holder's Common Stock), unless such transfer is made in compliance with this Agreement.

         (c) APPRAISAL RIGHTS. Each Security Holder shall not exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Common Stock that may arise with respect to the Merger.

         (d) NO SOLICITATION.

                  (i) During the term of this Agreement, each Security Holder agrees that it will not, and each of its officers, directors, employees, agents or retained representatives (each, a "Representative") will not, directly or indirectly (A) solicit, initiate or knowingly facilitate or encourage the making, submission, or reaffirmation by any Person of any inquiry, proposal or offer with respect to, that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (B) enter into discussions or negotiations with, or provide access to the non-public properties, books and records or any confidential information or data relating to the Company to, any Person relating to an Acquisition Proposal, or (C) enter into any agreement, understanding, letter or intent or arrangement with respect to any Acquisition Proposal.

                  (ii) Each Security Holder agrees that it will notify the Company promptly (and in any event within forty-eight (48) hours of the Security Holder's receipt) of any Acquisition Proposal, including the material terms of the Acquisition Proposal, which the Security Holder or any Representatives receives after the date hereof, and shall keep the Company informed on a prompt basis as to the status of and any material developments regarding any such proposal. No Security Holder shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to the Company.

                            ARTICLE VIII: TERMINATION

         SECTION 8. This Agreement and the covenants and agreements set forth in this Agreement shall automatically (without any further action of the parties) terminate and be of no further force and effect upon the termination of the Merger Agreement. If (i) this Agreement shall be terminated pursuant to this
Section 8, or (ii) for any reason after the satisfaction of the conditions to the Offer described in Section 1(e) hereof Merger Sub does not accept and promptly thereafter pay for the shares of Common Stock issuable upon conversion of the Convertible Instruments, no Note Conversion or Stock Conversion shall occur, and the Company shall promptly return the Certificates to the applicable Security Holders. If (i) this Agreement shall be terminated pursuant to this
Section 8, or (ii) for any reason after the satisfaction of the conditions to the Offer described in Section 1(e) hereof, the payments with respect to the Company Warrants are not made in accordance with Section 4.4(e) of the Merger Agreement, the Company shall promptly return the Company Warrants to the applicable Security Holder.

                            ARTICLE IX: MISCELLANOUS

         SECTION 9.

         (a) FURTHER ASSURANCES. From time to time, at any other party's reasonable request and without further consideration, each party shall execute and deliver such additional documents and take all such further lawful action as may be reasonably requested to consummate and make effective the transactions contemplated by this Agreement.

         (b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

         (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties.

         (d) AMENDMENTS AND WAIVERS. This Agreement may not be amended, changed, supplemented, waived, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the relevant parties.

         (e) NOTICES. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications under this Agreement shall be delivered to the respective parties at the following addresses:

         If to the Security Holders: At the address set forth beside each Security Holder's name listed on Schedule 1.

         If to Parent of Merger Sub:

         QinetiQ North American Operations, LLC
         7918 Jones Branch Drive
         Suite 400
         McLean, VA 22102
         Attention: Duane Andrews, Chief Executive Officer

 with copies to:

         Latham & Watkins LLP
         555 Eleventh Street, NW
         Washington, D.C.  20004
         Attention:  James R. Hanna
         (Fax)  202/637-2201

If to the Company:

         Analex Corporation
         2677 Prosperity Avenue, Suite 400
         Fairfax, Virginia 22031
         Attention: Sterling E. Phillips, Jr.
         (Fax)

   with copies to:

         Holland & Knight LLP
         1600 Tysons Boulevard
         Suite 700
         McLean, Virginia  22102
         Attention:  William J. Mutryn
         (Fax)  703/720-8610

         Hogan & Hartson LLP
         555 Thirteenth Street, NW
         Washington, D.C.  20024
         Attention:  Stuart A. Barr
         (Fax)  202/637-5910

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained in this Agreement.

         (g) SPECIFIC PERFORMANCE. Each of the parties recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties agrees that, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity.

         (h) REMEDIES CUMULATIVE. All rights, powers, and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.

         (i) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person who or which is not a party to this Agreement.

         (j) NO WAIVER. The failure of any party to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligations under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

         (k) GOVERNING LAW. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the internal laws of the State of Delaware without regard to principles of conflicts of law.

         (l) DESCRIPTIVE HEADINGS. The descriptive headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         (m) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.


                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       PARENT:


                                       QINETIQ NORTH AMERICA OPERATIONS, LLC

                                       By: /s/ Duane Andrews
                                          --------------------------------
                                       Name: Duane Andrews
                                            ------------------------------
                                       Title:  CEO
                                             -----------------------------

                                       MERGERSUB:


                                       APOLLO MERGER SUB INC.

                                       By: /s/ Duane Andrews
                                          --------------------------------
                                       Name: Duane Andrews
                                            ------------------------------
                                       Title:  President
                                             -----------------------------


                                       THE COMPANY:

                                       ANALEX CORPORATION

                                       By: /s/ Sterling E. Philips, Jr.
                                          --------------------------------
                                       Name:   Sterling E. Phillips, Jr.
                                            ------------------------------
                                       Title:  Chief Executive Officer
                                             -----------------------------

SECURITY HOLDERS:


GENERAL ELECTRIC PENSION TRUST
By:  GE Asset Management Incorporated,
        its Investment Manager

By: /s/ Daniel L. Furman
   ------------------------------------
Name:  Daniel L. Furman
Title:    Vice President

NEW YORK LIFE CAPITAL PARTNERS II, L.P.
By:  NYLCAP Manager LLC,
        its Investment Manager

By: /s/ John E. Schumacher
   ------------------------------------
Name:  John E. Schumacher
Title:   Chief Executive Officer

PEQUOT PRIVATE EQUITY FUND III, L.P.
By: Pequot Capital Management, Inc.,
     its Investment Manager

By: /s/ Carlos Rodrigues
   ------------------------------------
Name: Carlos Rodrigues
Title: CFO, Pequot Ventures


                   [SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III,  L.P.
By: Pequot Capital Management, Inc.,
     its Investment Manager

By: /s/ Carlos Rodrigues
   ------------------------------------
Name: Carlos Rodrigues
Title: CFO, Pequot Ventures

                                   SCHEDULE I
                                   ----------

----------------------------------- ---------------------------------------------- -----------------------------------------
  NAME AND ADDRESS OF                          CONVERTIBLE INSTRUMENT AND                 NUMBER OF SHARES OF COMMON
    SECURITY HOLDER                         NUMBER HELD BY SECURITY HOLDER                STOCK ISSUABLE TO SECURITY
                                                AS OF THE DATE HEREOF                   HOLDER UPON THE EFFECTIVENESS
                                                                                           OF THE STOCK CONVERSION
----------------------------------- ---------------------------------------------- -----------------------------------------
Pequot Private Equity Fund III,     5,895,397 Series A Preferred                                  5,895,397
L.P.
                                    2,754,554 shares of  Series B Preferred                       3,443,192

ADDRESS: 500 Nyala Farm Road,       Series A Notes                                                3,930,265*
Westport, CT 06880

                                                                                   TOTAL:        13,268,854
                                                                                   ------        ----------
ATTENTION:  Carlos Rodrigues,
George Childs


FACSIMILE: (203) 557-5563


COPIES TO: (1)
----------------------------------- ---------------------------------------------- -----------------------------------------

Pequot Offshore Private Equity      831,060 Series A Preferred                                     831,060
Partners III, L.P.
                                    388,303 shares of Series B Preferred                           485,379

ADDRESS: 500 Nyala Farm Road,       Series A Notes                                                 554,040*
Westport, CT 06880
                                                                                   TOTAL:        1,870,479
                                                                                   ------        ---------

ATTENTION:  Carlos Rodrigues,
George Childs


FACSIMILE: (203) 557-5563


COPIES TO: (1)
----------------------------------- ---------------------------------------------- -----------------------------------------

General Electric Pension Trust      4,285,713 shares of Series B Preferred                        5,357,141

                                                                                   TOTAL:         5,357,141
                                                                                   ------         ---------
ADDRESS:  c/o GE Asset Management
Incorporated , 3001 Summer
Street, Stamford, Connecticut
06905


ATTENTION:  Daniel L. Furman, Esq.


FACSIMILE: (203) 326-4073


COPIES TO: (2)
----------------------------------- ---------------------------------------------- -----------------------------------------

----------------------------------- ---------------------------------------------- -----------------------------------------
New York Life Capital Partners      3,142,857 shares of  Series B Preferred                       3,928,571
II, L.P.
                                                                                   TOTAL:         3,928,571
                                                                                   ------         ---------

ADDRESS: c/o NYLCAP Manager LLC,
51 Madison Avenue, Room 3009, New
York, New York 10010


ATTENTION:  James M. Barker V,
Lorne Smith, Esq.


FACSIMILE: (212) 576-5591


COPIES TO: (2)
----------------------------------- ---------------------------------------------- -----------------------------------------

* THE ABOVE FIGURE REPRESENTS SHARES ISSUED UPON CONVERSION OF PRINCIPAL. INTEREST WILL BE CONVERTED EFFECTIVE AS OF THE EXPIRATION DATE, PROVIDED, THAT ON SUCH EXPIRATION DATE MERGER SUB ACCEPTS FOR PAYMENT ALL SHARES VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE OFFER.



(1)               Thelen Reid Brown Raysman & Steiner LLP
                  875 Third Avenue
                  New York, New York 10022-6225
                  Attention: Richard S. Green
                  Facsimile: 212-829-2006


(2)               Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, New York 10019
                  Attention:  Linda E. Ransom, Esq.
                  Facsimile:  212-259-6576